                                                                    EXHIBIT 10.3










                            PLASTIPAK PACKAGING, INC.

                  AMENDED AND RESTATED SALARY CONTINUATION PLAN

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
Article I - Definitions

1.1               Administrative Committee                               1
1.2               Adoption Agreement                                     1
1.3               Age                                                    2
1.4               Agreement                                              2
1.5               Beneficiary                                            2
1.6               Board of Directors                                     2
1.7               Compensation                                           2
1.8               Discretion                                             2
1.9               Early Retirement Date                                  2
1.10              Effective Date                                         2
1.11              Eligibility Requirements                               2
1.12              Employee                                               2
1.13              Normal Retirement Date                                 2
1.14              Participant                                            2

Article II - Administration

2.1               Appointment, Removal and Resignation
                  of Administrative Committee Members                    3
2.2               Powers of Administrative Committee                     3
2.3               Payment of Expenses and Benefits                       4

Article III - Benefits

3.1               Payment of Benefits Upon Retirement                    4
3.2               Payment of Benefits Upon Death                         4
3.3               Payment of Benefits Upon Early Retirement              4
3.4               Limitations and Special Rules                          5

Article IV - Covenant Not to Compete

4.1               Covenant Not to Compete                                7

Article V - Claims Procedure

5.1               Claims Procedure                                       8
5.2               Review Procedure                                       9

Article VI - Miscellaneous Provisions

6.1               Amendment or Termination                               9
6.2               Employment Relationship                                9
6.3               Taxes                                                  10
6.4               Alienation of Benefits                                 10
6.5               Construction of Agreement                              10
6.6               Number and Gender                                      10
6.7               Headings                                               10
6.8               Severability                                           10

                            PLASTIPAK PACKAGING INC.
                  AMENDED AND RESTATED SALARY CONTINUATION PLAN


                  THIS AGREEMENT, made this 28th day of June, 1999, effective as of January 1, 1999, by and between PLASTIPAK PACKAGING INC., a Delaware corporation (hereinafter referred to as the "Company") and a committee appointed by the Board of Directors of the Company comprised of William C. Young and Michael J. Plotzke (hereinafter referred to as the "Administrative Committee").

                                   WITNESSETH:

                  WHEREAS, the Company previously established a Salary Continuation Plan No. 1 (effective September, 1985); a Salary
Continuation Plan No. 2 (effective July, 1991); and a Salary
Continuation Plan No. 3 (effective September 1, 1995); and

                  WHEREAS, pursuant to the provisions thereof, the Company reserved the right to amend said Agreements, and the Company desires to further amend the same in certain respects; and

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Company restates its Salary Continuation Plan and it is hereby agreed by and between the Company and the Administrative Committee as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  As used in this Salary Continuation Plan, and any amendments hereto, the following words and phrases shall have the following meanings respectively, unless the context otherwise clearly requires:

                  1.1 Administrative Committee. The committee appointed by the Board of Directors of the Company pursuant to Section 2.1 of this Agreement.

                  1.2 Adoption Agreement. The agreement a Participant must complete and execute in order to become a Participant hereunder following the Administrative Committee's decision to allow such Employee to participate hereunder. The Adoption Agreement shall include and specify the Participant's name, address, date of birth, social security number, date of hire, Beneficiary designation and the amount of benefit and Eligibility Requirements which must be attained or satisfied in order for such Participant or his Beneficiary to become entitled to the benefits stated therein. In addition, the Adoption Agreement shall be deemed to include any other forms the Administrative Committee shall require in order for an Employee to become a Participant hereunder.

                  1.3 Age. The age of a Participant as of his last birthday.

                  1.4 Agreement. This instrument as it now exists or as it may from time to time be amended.

                  1.5 Beneficiary. Any individual, trust, entity, estate or other person who shall be entitled to receive any benefits which are payable upon or subsequent to the death of a Participant.

                  1.6 Board of Directors. The present or any succeeding Board of Directors of the Company.

                  1.7 Compensation. A Participant's salary, plus bonuses, actually paid or accrued by the Company during the calendar year as reflected on the Participant's W-2 form for federal income tax purposes, excluding amounts paid or expenses incurred by the Company in connection with any employee welfare benefit or other fringe benefit, including, without limitation, amounts paid as a disability benefit or amounts paid from any qualified or non-qualified retirement program (including this Plan).

                  1.8 Discretion. The sole, absolute and uncontrolled discretion of the person entitled to exercise such discretion.

                  1.9 Early Retirement Date. The date consented to by the Company for a Participant who has been covered by this Plan at least ten (10) years after the Effective Date, and who has attained age fifty-nine (59) but not age sixty-five (65).

                  1.10 Effective Date. September 1, 1985.

                  1.11 Eligibility Requirements. The Age, years of service with the Company and other requirements a Participant must attain or satisfy in order to be eligible to receive a particular benefit under this Plan, as specified in his Adoption Agreement. Each Adoption Agreement shall separately state the Eligibility Requirements for each benefit to which the Participant may become eligible.

                  1.12 Employee. Any individual employed by the Company, including officers, directors and shareholders, but excluding independent contractors.

                  1.13 Normal Retirement Date. The date the Participant attains the later of (a) age sixty-five (65) or (b) the 10th anniversary of the Participant's commencement of participation under this Plan.

                  1.14 Participant. Any Employee of the Company who is selected by the Administrative Committee to become a Participant hereunder and who has completed and executed an Adoption Agreement.

                                   ARTICLE II
                                 ADMINISTRATION

                  2.1 Appointment, Removal and Resignation of Administrative Committee Members. The Company, acting through its Board of Directors, shall be empowered to appoint and remove the members of the Administrative Committee from time to time as it deems necessary for the proper administration of the Plan. Any individual may serve as a member of the Administrative Committee, and the Administrative Committee may be comprised of as many individuals as the Board of Directors shall determine. Any individual appointed to the Administrative Committee shall signify his acceptance to serve thereon by filing a written acceptance with the Company. A member of the Administrative Committee may resign by delivering written notice of his resignation to the Company, or may be removed by the Company by delivery of written notice of removal to take effect on the date specified therein or upon delivery if no date is specified. The initial Administrative Committee for this Restated Plan shall be comprised of William C. Young and Michael J. Plotzke.

                  2.2 Powers of Administrative Committee.

                  A. The Administrative Committee shall have the power to select those Employees of the Company who will be eligible to participate in this Agreement, determine the benefits to be paid to such Participant or his Beneficiary and the Eligibility Requirements which such Participant must attain or satisfy in order to be eligible for such benefits, and shall have the power to adopt such rules and regulations with respect to the administration of the Plan and participation in the Plan as the Administrative Committee may determine to be necessary and/or appropriate. The Administrative Committee shall, also, have the power to resolve all issues arising in connection with the administration, interpretation and application of the provisions of this Agreement and the Participant's Adoption Agreement. The Administrative Committee shall have the power to create any such Adoption Agreement for any particular Participant containing the benefits, Eligibility Requirements and other such provisions thereto as it shall decide with respect to each Employee it selects for participation hereunder.

                  B. The Administrative Committee shall have the power to engage such professional advisors and incur such expenses necessary to the administration of this Plan as it deems necessary and/or appropriate, except as limited or restricted by the Board of Directors of the Company.

                  C. The Administrative Committee shall have the power to delegate any of its powers to any one or more of its members, and the appointed individual or individuals shall have all of the powers granted to the Administrative Committee, except as restricted by the Administrative Committee in delegating such powers. Except where there has been an allocation or delegation of administrative authority pursuant to the preceding sentence, the Administrative Committee shall act by a majority of its number, but may authorize one or more of its members to sign all papers on its behalf.

                  2.3 Payment of Expenses and Benefits. All expenses of administration of this Plan shall be paid by the Company out of its general assets. All benefits payable pursuant to this Plan shall be paid from the general assets of the Company.

                                   ARTICLE III
                                    BENEFITS

                  3.1 Payment of Benefits Upon Retirement. As soon as practical (within approximately 120 days) following the date a Participant satisfies his Eligibility Requirements, becomes entitled to his retirement benefits pursuant to his Adoption Agreement and files a claim for benefits, the Company shall commence payment of the Participant's retirement benefit. The amount of each Participant's retirement benefit shall be as specified in his Adoption Agreement and, unless otherwise specified in such Adoption Agreement, shall be payable in equal monthly installments for the period specified in such Participant's Adoption Agreement. Unless specified to the contrary in his Adoption Agreement, the Participant shall be entitled to file a written claim for his retirement benefit and commence receiving his retirement benefit on satisfaction of the Eligibility Requirements therefor, as specified in his Adoption Agreement, even though such Participant continues to be employed by the Company following such date.

                  3.2 Payment of Benefits Upon Death.

                  As soon as practical (within approximately 120 days) following the death of a Participant while in the employ of the Company, the Company shall commence payment of a Participant's death benefit to the Beneficiary designated by such Participant or as provided in the Participant's Adoption Agreement. The Beneficiary shall furnish the Company with a certified copy of the Participant's death certificate, or such other documentation as may be reasonably requested by the Company. Unless specified to the contrary in such Participant's Adoption Agreement, such benefit shall be paid in equal monthly installments for the period specified.

                  Notwithstanding any other provision of this Plan, no benefits shall be payable hereunder to a Participant's beneficiary if the Participant's death occurs as a result of a suicide, while sane or insane, within two (2) years after (i) the date of said Participant's execution of the Adoption Agreement and/or (ii) the date of any subsequent change in the benefits for said Participant.

                  3.3 Payment of Benefits Upon Early Retirement. As soon as practical (within approximately 120 days) following the date a

Participant satisfies his Eligibility Requirements, becomes entitled to his early retirement benefits pursuant to his Adoption Agreement and files a claim for benefits, the Company shall commence payment of the Participant's early retirement benefit. The amount of each Participant's early retirement benefit shall be as specified in his Adoption Agreement and, unless otherwise specified in such Adoption Agreement, shall be payable in equal monthly installments for the period specified in such Participant's Adoption Agreement. Unless specified to the contrary in his Adoption Agreement, the Participant shall be entitled to file a written claim for his early retirement benefit and commence receiving his early retirement benefit on satisfaction of the Eligibility Requirements therefor, as specified in his Adoption Agreement.

                  3.4 Limitations and Special Rules.

                  A. A Participant shall be entitled to benefits only upon the complete satisfaction or attainment of all of the Eligibility Requirements with respect to the particular benefit for which a claim is being made. In no event shall any benefit or portion thereof be deemed to be earned or vested ratably over the period of a Participant's employment with the Company. A Participant whose employment is terminated, at any time, for any reason, prior to the satisfaction of his Eligibility Requirements with respect to such benefit shall not be entitled to any part of such benefit.

                  B. Upon a Participant or Beneficiary becoming entitled to a particular benefit, the Administrative Committee shall, in its Discretion, have the right to purchase an annuity policy for the benefit of any Participant or his Beneficiary, which policy shall provide for monthly installments at least equal to the monthly installments and for the period such benefit is payable as provided in such Participant's Adoption Agreement.

                  C. In the event of the death of a Participant following the date he satisfies the Eligibility Requirements specified in his Adoption Agreement with respect to his retirement benefit, whether or not his retirement benefit has commenced, such Participant's Beneficiary shall receive the entire or remaining amount of the Participant's retirement benefit in lieu of receiving any death benefit hereunder.

                  D. Notwithstanding anything to the contrary in this Plan, or in any Adoption Agreement, the Company shall only be obligated to pay one (1) benefit hereunder with respect to any Participant and his Beneficiary, and in no event shall any Participant or Beneficiary be entitled to more than one (1) benefit hereunder.

                  E. In the event of the death of a designated Beneficiary before he receives all of the benefits payable to him pursuant to this Plan, the remaining benefits shall be paid to the legal representative of such Beneficiary's estate, unless an alternate Beneficiary was designated by the Participant.

                  F. Notwithstanding anything to the contrary contained herein, in the event the insurance company utilized by the Company to fund the death benefit hereunder rates the Participant as a smoker, the Company shall only be obligated to provide the Participant with benefits equal to the amount that can be purchased utilizing the premiums for a standard rating for the Participant (instead of the Participant's actual rating). If the Participant desires to obtain the benefits normally provided by the Company, the Participant may pay to the insurance company the difference between the premium due for the Participant's actual rating and the premium due for a standard rating.

                  G. In the event a benefit is payable to a minor or individual declared incompetent or to an individual incapable of handling the disposition of his property, the Administrative Committee may, in its Discretion, pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or individual. The Administrative Committee may require such proof of incompetency, minority or guardianship as it may deem appropriate prior to the distribution of any benefit. Any such distribution shall completely discharge the Administrative Committee and the Company, its officers, directors and shareholders, from all liability with respect to such benefit.

                  H. Each Participant may change the Beneficiary designated in his Adoption Agreement by filing a written notice of change of Beneficiary designation with the Administrative Committee on such form as the Administrative Committee may prescribe. A Participant's Beneficiary designation shall be deemed automatically revoked in the event of the death of the named Beneficiary or, if the Beneficiary is the Participant's spouse, in the event of dissolution of the marriage. In the event any such Participant's Compensation constitutes community property, any Beneficiary designation made by the Participant other than a designation of such Participant's spouse shall not be effective if any such Beneficiary is to receive more than fifty (50%) percent of the aggregate benefits payable hereunder, unless such spouse shall approve such designation in writing. In the event that no Beneficiary designation shall be in effect at the time when any benefits payable under this Plan shall become due, the Beneficiary shall be the spouse of the Participant; or, if no spouse is then living, the Participant's children and the issue of any deceased child, by right of representation; or, if none, to the legal representatives of the Participant's estate.

                  I. The commencement of, or continuation of, any benefit under this Plan to any Participant or Beneficiary shall be subject to such Participant satisfying, and continuing to satisfy, the provisions of Section 4.1 hereof.

                                   ARTICLE IV
                             COVENANT NOT TO COMPETE

                  4.1 Covenant Not to Compete. The Company's obligation to pay any benefits hereunder shall cease if a Participant, at any time during his employment with the Company or during the period benefits are paid or payable hereunder, engages in and/or conducts, within the continental United States and/or any foreign country in which the Company has substantial business interests, directly or indirectly, individually or in participation with, or in the employ of, others (excluding the Company and its successors), as a partner, employee, shareholder, owner, sole proprietor, trustee, beneficiary, officer, director, joint venturer, sales representative, advisor, consultant or in any similar capacity and/or relationship, the following activities:

                  A. The ownership, management, operation, lease, control of or participation in any business, venture, activity or endeavor which competes with the Business (as hereinbelow defined) of the Company or which is engaged in the same line of Business as the Company.

                  B. Suffers or permits any such business, venture, activity or endeavor described or referred to in Subparagraph A above to so compete with the Business of the Company or engage in the same Business as the Company.

                  C. Solicits, influences, requests and/or advises, directly or indirectly, any customer and/or supplier or prospective customer and/or supplier of the Company to change, withdraw, curtail or cancel their business or any part thereof with the Company.

                  D. Solicits, influences, requests and/or advises, directly or indirectly, any Employee and/or prospective employee to terminate his employment with, or choose not to become employed by, the Company.

                  E. Employs, or offers employment to, any Employee or former Employee of the Company, except in connection with the Business of the Company.

                  F. Discloses to any individual, firm, corporation or other entity the name of any customer, supplier or Employee, or prospective customer, supplier or employee, of the Company, except in connection with the Business of the Company.

                  G. Discloses to any individual, firm, corporation or other entity any confidential, financial or proprietary information, including, but not limited to, any trade secret, business method or process, customer list or customer contract, regarding the Business of the Company, except as may be required by his employment with the Company.

                  For purposes of this Agreement, the "Business" of the Company shall be defined as the past, present and future business or businesses of the Company, even if such future business is unrelated to the current business of the Company. The current business being, generally, described as: The design, manufacture and marketing of blow-molded, polyethylene terephthalate ("PET") and high density polyethylene ("HDPE") containers and recycled PET and HDPE containers.

Specifically, Plastipak segments its plastic containers into the following six product categories:


         1.   Carbonated Beverages;
         2.   Consumer Cleaning Products;
         3.   Food Products;
         4.   Dairy, Juice, Bottled Water and Non-Carbonated Beverages;
         5.   Industrial, Automotive and Agricultural Products; and
         6.   Health, Personal Care and Distilled Spirits.

                                    ARTICLE V
                                CLAIMS PROCEDURE

         5.1 Claims Procedure. If a Participant or Beneficiary is denied all or a portion of an expected benefit under this Plan for any reason, he may file a written claim with the Administrative Committee. The Administrative Committee shall notify the Participant or Beneficiary within ten (10) days of receipt of such written claim of the allowance or denial of the claim, unless the Participant or Beneficiary receives written notice from the Administrative Committee prior to end of the ten (10) day period stating that special circumstances require an extension of time for decision, in which case the period may be extended for not more than thirty (30) additional days. The notice of the Administrative Committee's decision shall be in writing, sent by mail to the Participant's or Beneficiary's last known address, and, if a denial of the claim, shall contain the following information:

                  A. The specific reasons for the denial.

                  B. Specific reference to the pertinent provisions of this Agreement or the Adoption Agreement on which the denial is based.

                  C. If applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary and an explanation of the claim review procedure.

                  5.2 Review Procedure.

                  A. A Participant or Beneficiary is entitled to request a review of any denial of his claim by the Administrative Committee. A request for a review must be received by the Administrative Committee in writing within sixty (60) days of mailing of notice of the denial. Absent a request for review within the sixty (60) day period, the claim shall be deemed to be conclusively denied. The Participant or Beneficiary shall be entitled to review all pertinent documents, and to submit issues or comments orally or in writing.

                  B. If the request for review by a Participant or Beneficiary concerns the interpretation and application of the provisions of this Agreement or the Adoption Agreement and the Company's obligations thereunder, then the review shall be conducted by a committee consisting of three (3) individuals designated or appointed by the Administrative Committee, which individuals may be members of the Administrative Committee. The committee shall afford the Participant or Beneficiary a hearing and the opportunity to review all the pertinent documents and submit issues and comments orally or in writing and shall render a review decision in writing, all within sixty (60) days after receipt of a written request for review; provided, however, in special circumstances (such as the necessity of holding a hearing) the committee may extend the time for decision by not more than sixty (60) additional days upon written notice to the Participant or Beneficiary. The Participant or Beneficiary shall receive written notice of the committee's review decision, together with specific reasons for the decision and reference to the pertinent provisions of this Agreement or his Adoption Agreement, as soon as such decision is rendered. In no event shall any failure by the Administrative Committee to render a decision within the time periods set forth hereinabove be deemed to constitute a decision in favor of or against the Participant or Beneficiary.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

                  6.1 Amendment or Termination. The Company shall have the right, at any time, to amend or terminate this Plan, including any Adoption Agreement; provided, however, any Participant who has completely satisfied his Eligibility Requirements with respect to any benefit prior to such amendment or termination shall not have his benefits reduced or curtailed by any such amendment or termination.

                  6.2 Employment Relationship. Neither the establishment of this Plan nor any provision of this Agreement or the Adoption Agreement, or modification thereof, shall be construed as granting any Employee the right to be retained in the employ of the Company, and all Employees shall remain subject to control and discharge to the same extent as heretofore. Nothing in this Agreement, or any Adoption Agreement, shall be construed as an implied or written agreement that any Employee will not be terminated except for cause, and all Employees shall remain subject to termination at the will of the Company, unless specifically stated to the contrary in a written employment agreement between the Company and the Employee.

                  6.3 Taxes. The Company shall be authorized to deduct from any payments to be made hereunder all applicable federal, state or local taxes required by law to be withheld from such payments, and such Participant's or Beneficiary's benefits shall be so reduced thereby.

                  6.4 Alienation of Benefits. No benefit which may be payable pursuant to this Plan to any Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void. No such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any Participant or Beneficiary; nor shall it be subject to attachment or legal process for or against any Participant or Beneficiary, and the same shall not be recognized by the Administrative Committee or the Company, except to such extent as may be required by law.

                  6.5 Construction of Agreement. This Agreement and each Adoption Agreement shall be construed according to the laws of the State of Michigan, and all provisions hereof and thereof shall be administered according to the laws of such State.

                  6.6 Number and Gender. Wherever any words are used in this Agreement or any Adoption Agreement in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply and wherever any words are used herein in the masculine gender shall be construed as though they were also used in the feminine or neuter gender in all cases where they would so apply.

                  6.7 Headings. Headings of Articles and Sections of this Agreement and any Adoption Agreement are inserted for convenience of reference only and they shall constitute no part of this Agreement or the Adoption Agreement, and shall not be considered in the construction hereof or thereof.

                  6.8 Severability. If any provision, sentence or clause of this Agreement or any Adoption Agreement shall be, for any reason, invalid or unenforceable, the remaining provisions shall nevertheless be valid, enforceable and carried into effect.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by an authorized individual and the members of the Administrative Committee have executed this Agreement on the day and year first above written.

                                          COMPANY:

                                          PLASTIPAK PACKAGING, INC.
                                          a Delaware corporation


                                          By: /s/ William C. Young
                                              ------------------------
                                                  William C. Young
                                                  Its:  President


                                          ADMINISTRATIVE COMMITTEE:


                                          By: /s/ William C. Young
                                              ------------------------
                                          William C. Young


                                          /s/ Michael J. Plotzke
                                          ---------------------------
                                          Michael J. Plotzke

STATE OF MICHIGAN           )
                            ) SS.
COUNTY OF WAYNE             )

                  On this 28th day of June, 1999, before me personally appeared William C. Young, who being by me duly sworn did say that he is the President of Plastipak Packaging, Inc., a Delaware corporation, and that he executed this Agreement on behalf of said Corporation by authority of its Board of Directors and acknowledged said Restated Agreement to be the free act and deed of said Corporation.

                                          /s/ Leora Dallas Lundgren
                                          -------------------------
                                          Notary Public


STATE OF MICHIGAN           )
                            ) SS.
COUNTY OF WAYNE             )

                  On this 28th day of June, 1999, before me personally appeared William C. Young and Michael J. Plotzke, to me known to be the persons described in and who executed the foregoing Restated Agreement and respectively acknowledged the execution thereof to be their free act and deed.

                                          /s/ Leora Dallas Lundgren
                                          -------------------------
                                          Notary Public